Exhibit 99.1

Rexford Industrial Appoints David Stockert to Board of Directors

Los Angeles — November 25, 2025 — Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust (“REIT”) focused on creating value by investing in and operating industrial properties throughout infill Southern California, today announced the appointment of David Stockert to the Company’s Board of Directors effective January 1, 2026.

Mr. Stockert is a general partner of Sweetwater Opportunity Funds, a series of Atlanta-based private real estate investment funds, a position he has held since 2019. He previously served as Chief Executive Officer and President of Post Properties, Inc. from 2002 until 2016 when Post Properties merged with Mid-America Apartment Communities, Inc. (NYSE: MAA). Mr. Stockert joined Post Properties in 2001 as President and Chief Operating Officer. Mr. Stockert continues to serve on the Board of Directors of MAA. Between 1995 and 2000, Mr. Stockert held senior leadership roles at Duke Realty Corporation and Weeks Corporation, each an industrial REIT. He later served on Duke Realty’s Board of Directors from 2017 until Prologis (NYSE: PLD) acquired Duke Realty in 2022. From 2019 to 2022, Mr. Stockert served as lead independent director of Duke Realty. Earlier in his career, Mr. Stockert was an investment banker focused on real estate and practiced as a Certified Public Accountant.

“We are pleased to welcome Dave to the Rexford Industrial Board and believe the appointment of another highly qualified independent director underscores our continued focus on strengthening governance, enhancing capital allocation discipline and positioning the platform for value creation,” said Tyler Rose, Chairman of the Board. “His experience in industrial real estate, leadership of high-performing public companies and understanding of capital allocation through cycles make him an outstanding addition. Dave’s strategic perspective and industry expertise will directly support our efforts to drive performance and deliver superior returns for investors.”

“I’m delighted to join Rexford’s outstanding team,” said Mr. Stockert. “The Company’s differentiated strategy and exceptional platform position it for long-term value creation. I look forward to working closely with the Board and management team to execute on the opportunities ahead.”

Russell Reynolds Associates (RRA), a leading executive search and leadership advisory firm, partnered with Rexford Industrial on this important mandate. Deb Barbanel, Nick Roberts and Rich Fields led the effort on behalf of RRA.

About Rexford Industrial

Rexford Industrial creates value by investing in, operating and redeveloping industrial properties throughout infill Southern California, the world's fourth largest industrial market and consistently the highest-demand with lowest-supply major market in the nation over the long term. The Company’s highly differentiated strategy enables internal and external growth opportunities through its proprietary value creation and asset management capabilities. As of September 30, 2025, Rexford Industrial’s high-quality, irreplaceable portfolio comprised 420 properties with approximately 50.9 million rentable square feet occupied by a stable and diverse tenant base. Structured as a real estate investment trust (REIT) listed on the New York Stock Exchange under the ticker “REXR,” Rexford Industrial is an S&P MidCap 400 Index member. For more information, please visit rexfordindustrial.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described above. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contacts

Mikayla Lynch
Director, Investor Relations and Capital Markets
(424) 276-3454
mlynch@rexfordindustrial.com